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                                                                Exhibit 12

                             VIACOM INC. AND SUBSIDIARIES
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES  AND
              RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                               DIVIDEND REQUIREMENTS
                                  (In millions)
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



                                                        Six Months Ended
                                                            June 30                    Year Ended December 31,
                                                        ----------------  -----------------------------------------------
                                                             1996          1995     1994      1993       1992      1991
                                                             ----          ----     ----      ----       ----      ----
Earnings (loss) before income taxes                         $101.1        $689.2    $376.7    $301.8    $155.6      $8.2

Add:
    Share in income of fifty-percent-owned affiliates and
     distributed income of affiliated companies               16.8          30.3      30.0      13.4       9.5       5.6
    Interest expense, net of capitalized interest            432.6         867.0     526.7     154.1     195.2     298.1
    Capitalized interest amortized                             3.5          11.2       6.9       2.1       2.4       2.4
    1/3 of rental expense                                     84.8         171.1      83.9      24.8      22.6      21.5
    Preferred stock dividends-Majority owned Subs              0.0           0.3       0.0       0.0       0.0       0.0
                                                            -------------------------------------------------------------
Earnings                                                    $638.8      $1,769.1  $1,024.2    $496.2    $385.3    $335.8
                                                            -------------------------------------------------------------
                                                            -------------------------------------------------------------
Fixed charges:

    Interest costs on all indebtedness                      $436.8        $889.3    $536.3    $154.5    $195.7    $298.6
    1/3 of rental expense                                     84.8         171.1      83.9      24.8      22.6      21.5
    Preferred stock dividend-maj. owned subs                   0.0           0.3       0.0       0.0       0.0       0.0
                                                            -------------------------------------------------------------
Total fixed charges                                         $521.6      $1,060.7    $620.2    $179.3    $218.3    $320.1

Preferred Stock dividend requirements                         79.0         151.9     288.5      22.4      --        --
                                                            -------------------------------------------------------------
Total fixed charges and Preferred Stock dividend
    requirements                                            $600.6      $1,212.6    $908.7    $201.7    $218.3    $320.1
                                                            -------------------------------------------------------------
                                                            -------------------------------------------------------------
Ratio of earnings to fixed charges                             1.2x          1.7x      1.7x      2.8x      1.8x      1.0x
                                                            -------------------------------------------------------------
                                                            -------------------------------------------------------------
Ratio of earnings to combined fixed charges and
    Preferred Stock dividend requirements                      1.1x          1.5x      1.1x      2.5x       (a)       (a)
                                                            -------------------------------------------------------------
                                                            -------------------------------------------------------------
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     (a) The Company did not have any Preferred stock outstanding from 1991 to October 1993.